Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2018 THIRD QUARTER RESULTS

Company benefits from ongoing strength in commercial sales;
Business optimization program on track to yield $30-$35 million in annual profit improvements

MILWAUKEE, April 25, 2018/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its fiscal third quarter ended April 1, 2018.

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Fiscal third quarter net sales were $604 million, an increase of $7 million, or 1.2%, from $597 million for the prior year from continued favorable momentum in commercial sales and higher sales of generators. The company estimates that unseasonable spring weather lowered quarterly lawn and garden sales by approximately $10 million from a year ago, but caused spring storms which helped elevate generator sales.

•
Quarterly gross profit margin of 21.6% (GAAP) and adjusted gross profit margin of 21.9% decreased from a gross profit margin of 22.6% last year primarily due to sales mix, higher freight costs, and lower production volumes.

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Third quarter net income of $31.9 million, or $0.74 per diluted share (GAAP), included senior note repurchase premiums, business optimization charges and the impact of implementing tax reform. Excluding these items, adjusted net income was $36.2 million, or $0.84 per diluted share. Management estimates that unseasonable weather reduced fiscal 2018 third quarter earnings by approximately $0.05 per diluted share from a year ago.

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The company strengthened its capital structure in the third quarter by making a $30 million voluntary pension plan contribution and repurchasing approximately $19.8 million of its high yield senior notes.

•	The Board of Directors authorized an additional $50 million in share repurchases reflecting its confidence in the company’s strategy.

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The company is adjusting its fiscal 2018 earnings outlook to $1.33 to $1.50 per diluted share, before business optimization costs, senior note repurchase premiums and the implementation of tax reform, from previous guidance of $1.45 to $1.62 per diluted share due to the anticipation of certain channel partners reducing inventories this season to effect a more efficient transition of brands. In addition, unseasonable spring weather could reduce the company’s fiscal 2018 outlook by up to an incremental $0.20 per diluted share. The magnitude of the impact of the unseasonal spring weather is expected to be determined by the timing of the season breaking in the impacted regions, the pacing of the related retail sales and whether retailers will commit to an extended selling season.

“We achieved sales growth in the third quarter from higher generator sales and from our business diversification initiatives focused on more commercial customers and applications,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “This sales growth came about despite the headwind of unusually high snowfall on the east coast of the U.S. and an unseasonably cold start to spring in the U.S. and Europe. The unseasonable spring weather has not yet abated; in fact, there has been record snowfall across much of the midwestern portion of the U.S. into the middle of April and continued cool temperatures which have effectively delayed the start of the spring growing season by over a month. Although the season has been delayed, we do expect a solid grass growing season as there is adequate ground moisture in the areas where lawns are prevalent. Compounding the spring weather challenges, engine sales for residential mowers were negatively impacted in the third quarter by actions certain of our channel partners are taking to prepare for the anticipated transition of brands next season at a major retailer. This transition has led to our channel partners taking a cautious approach to ordering for this season to reduce inventories and effect a more efficient transition following the end of the season. While we now expect this brand transition to present a near-term challenge for us achieving our planned sales this season, we are confident of our future success in this category. Homeowners will continue to rely upon our trusted brand and benefit from our innovative products that make work easier.”

Teske continued, “Looking ahead, we remain confident in our abilities to achieve our long-term growth and profitability objectives. More commercial customers are turning to Briggs & Stratton for the innovation we are bringing to higher-growth products and solutions which improve the productivity and safety of workers in commercial cutting, infrastructure, construction and other demanding jobs. Revenue growth in this area is 13% for the trailing 12 months. At the same time our position as the leading and preferred global supplier of power for residential lawn and garden is secure behind continued innovation. The business optimization program is on track to deliver $30-35 million in annual profit improvement.”
Outlook:

Updated fiscal 2018 guidance:

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Net sales, excluding any impact from the unseasonable weather during the second half of fiscal 2018, are expected to be in a range of $1.89 billion to $1.94 billion, down from previous guidance of $1.91 billion to $1.96 billion, due to expected lower residential engine sales from certain U.S. and European channel partners reducing inventories this season, partially offset by higher generator sales related to the recent east coast power outages from spring snow storms. The reduction in U.S. channel inventory is in anticipation of brand changes at a major retailer and the reduction in Europe channel inventory is largely due to new emissions requirements on engines produced beginning in calendar 2019. Unseasonable spring weather could negatively impact fiscal 2018 full-year net sales by up to $40 million.

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Net income, excluding any impact from the unseasonable weather, is expected to be in a range of $57 million to $65 million (previously $62 million to $70 million), or $1.33 to $1.50 per diluted share (previously $1.45 to $1.62 per diluted share). The reduction in net income is driven by expected lower engine sales and production due to reductions in channel inventory as well as $4.0 million (pre-tax) of higher freight costs. This outlook is prior to the benefit of share repurchases and excludes the costs of the business optimization program, senior note repurchase premiums and the implementation charge related to tax reform. In addition, unseasonable spring weather could negatively impact fiscal 2018 full-year net income by up to $0.20 per share.

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Operating margins are expected to be approximately 5.5% to 5.8%, down from previous guidance of approximately 5.8% to 6.0%, prior to the impact of costs related to the company’s business optimization program. The reduction in operating margins is driven by expected lower engine sales and production due to expected channel inventory reductions as well as higher freight costs. In addition, unseasonable spring weather could negatively impact fiscal 2018 operating margins by up to 50 basis points.

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Capital expenditures are expected to be approximately $100 million, up from previous guidance of $80 million - $90 million. The increased spending is related to the company’s business optimization initiative, which is proceeding well. The company continues to anticipate that fiscal 2019 spend will decrease to approximately $65 million.

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Fiscal 2018 interest expense, excluding premiums paid on the repurchase of senior notes, is expected to remain unchanged at $22.5 million. In addition, the fiscal 2018 effective tax rate is expected to remain unchanged at 29% to 31%, before business optimization expenses, premiums paid on the repurchase of senior notes and the implementation charge related to tax reform.

Conference Call Information:

The company will host a conference call tomorrow at 10:00 AM (ET) to review the third quarter financial results. A live webcast of the conference call will be available on the company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136 and enter Conference ID 4737929. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in the company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard™, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended March
(In Thousands, except per share data)

	Three Months Ended March		Nine Months Ended March
	FY2018	FY2017	FY2018	FY2017
NET SALES	$604,069	$596,965	$1,379,599	$1,311,998
COST OF GOODS SOLD	473,796	462,194	1,090,196	1,029,299
Gross Profit	130,273	134,771	289,403	282,699

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	79,885	78,279	244,490	223,373
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	713	1,079	6,438	7,318
Income from Operations	51,101	57,571	51,351	66,644

INTEREST EXPENSE	(8,617)	(5,521)	(19,167)	(15,159)
OTHER INCOME	1,079	844	2,483	1,679
Income before Income Taxes	43,563	52,894	34,667	53,164

PROVISION FOR INCOME TAXES	11,675	17,075	34,163	16,242
Net Income	$31,888	$35,819	$504	$36,922

EARNINGS PER SHARE
Basic	$0.74	$0.83	$0.00	$0.86
Diluted	0.74	0.83	0.00	0.86

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,064	42,076	42,108	42,217
Diluted	42,307	42,175	42,362	42,271

Supplemental International Sales Information
(In Thousands)

	Three Months Ended March		Nine Months Ended March
	FY2018	FY2017	FY2018	FY2017
International sales based on product shipment destination	$160,653	$171,565	$432,538	$440,179

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of March
(In Thousands)

CURRENT ASSETS:	FY2018	FY2017
Cash and Cash Equivalents	$56,165	$52,097
Accounts Receivable, Net	259,472	298,990
Inventories	438,492	413,572
Prepaid Expenses and Other Current Assets	35,953	22,178
Total Current Assets	790,082	786,837

OTHER ASSETS:
Goodwill	164,213	161,823
Investments	50,224	49,535
Other Intangible Assets, Net	98,021	101,847
Deferred Income Tax Asset	34,886	85,007
Other Long-Term Assets, Net	20,932	19,182
Total Other Assets	368,276	417,394

PLANT AND EQUIPMENT:
At Cost	1,161,535	1,086,778
Less - Accumulated Depreciation	762,186	742,240
Plant and Equipment, Net	399,349	344,538
	$1,557,707	$1,548,769

CURRENT LIABILITIES:
Accounts Payable	$202,822	$212,974
Short-Term Debt	131,556	62,300
Accrued Liabilities	157,895	144,023
Total Current Liabilities	492,273	419,297

OTHER LIABILITIES:
Accrued Pension Cost	197,749	297,170
Accrued Employee Benefits	21,787	22,649
Accrued Postretirement Health Care Obligation	29,547	31,126
Other Long-Term Liabilities	53,737	43,320
Long-Term Debt	202,332	221,682
Total Other Liabilities	505,152	615,947

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	75,001	73,269
Retained Earnings	1,089,364	1,093,323
Accumulated Other Comprehensive Loss	(280,546)	(330,293)
Treasury Stock, at Cost	(324,116)	(323,353)
Total Shareholders' Investment	560,282	513,525
	$1,557,707	$1,548,769

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended March
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2018	FY2017
Net Income	$504	$36,922
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	43,756	42,177
Stock Compensation Expense	5,312	4,560
Loss on Disposition of Plant and Equipment	1,595	610
Provision for Deferred Income Taxes	24,744	7,574
Equity in Earnings of Unconsolidated Affiliates	(9,068)	(7,318)
Dividends Received from Unconsolidated Affiliates	9,810	8,186
Pension Cash Contribution	(30,000)	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	(25,948)	(110,978)
Inventories	(62,780)	(27,553)
Other Current Assets	(3,430)	584
Accounts Payable, Accrued Liabilities and Income Taxes	11,287	30,041
Other, Net	15,198	(11,269)
Net Cash Used in Operating Activities	(19,020)	(26,464)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(77,483)	(48,780)
Proceeds Received on Disposition of Plant and Equipment	339	1,014
Cash Paid for Acquisitions, Net of Cash Acquired	(1,800)	—
Proceeds on Sale of Investment in Marketable Securities	—	3,343
Increase to Restricted Cash	(9,053)	—
Net Cash Used in Investing Activities	(87,997)	(44,423)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	131,556	62,300
Long Term Note Payable	7,685	—
Debt Issuance Costs	(1,154)	—
Treasury Stock Purchases	(8,710)	(17,924)
Repayment of Long Term Debt	(19,781)	—
Payment of Acquisition Contingent Liability	—	(1,625)
Stock Option Exercise Proceeds and Tax Benefits	3,943	4,751
Payments Related to Shares Withheld for Taxes for Stock Compensation	(1,147)	(1,739)
Cash Dividends Paid	(12,007)	(12,028)
Net Cash Provided by Financing Activities	100,385	33,735

EFFECT OF EXCHANGE RATE CHANGES	1,090	(590)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,542)	(37,742)
CASH AND CASH EQUIVALENTS, Beginning	61,707	89,839
CASH AND CASH EQUIVALENTS, Ending	$56,165	$52,097

Liquidity and Capital Resources:

Net debt at April 1, 2018 was $278.8 million (total Long-Term Debt and Short-Term Debt, excluding related debt issuance costs, of $334.8 million less $56.2 million of cash), compared with $233.4 million (total Long-Term Debt and Short-Term Debt, excluding debt issuance costs, of $285.4 million less $52.1 million of cash) at April 2, 2017.

Cash flows used in operating activities for the first nine months of fiscal 2018 were $19.0 million, compared to $26.5 million for the first nine months of fiscal 2017. The decrease in cash used in operating activities was primarily related to changes in working capital, including more rapid collections of accounts receivable partially offset by higher inventory levels due to timing of shipments. The improvement in operating cash flows was partially offset by a $30 million voluntary contribution made to the pension plan in the third quarter of fiscal 2018.

During the first nine months of fiscal 2018, the company repurchased approximately 383,000 shares of its common stock (including approximately 242,000 in the third quarter) on the open market at an average price of $22.76 per share. As of April 1, 2018, there was remaining authorization to repurchase up to approximately $22 million of common stock with an expiration date of June 29, 2018. Subsequent to the end of the quarter, the Board of Directors authorized an additional $50 million under the share repurchase program with an expiration date of June 30, 2020. Further, during the third quarter of fiscal 2018, the company repurchased approximately $19.8 million of Senior Notes after receiving unsolicited offers from bondholders.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2018	FY2017	FY2018	FY2017
Net Sales	$384,292	$391,063	$790,543	$806,298

Gross Profit as Reported	$96,780	$98,814	$183,428	$191,373
Business Optimization	903	—	2,031	—
Adjusted Gross Profit	$97,683	$98,814	$185,459	$191,373

Gross Profit % as Reported	25.2%	25.3%	23.2%	23.7%
Adjusted Gross Profit %	25.4%	25.3%	23.5%	23.7%

Segment Income as Reported	$47,989	$50,946	$36,590	$57,216
Business Optimization	2,896	—	7,243	—
Adjusted Segment Income	$50,885	$50,946	$43,833	$57,216

Segment Income % as Reported	12.5%	13.0%	4.6%	7.1%
Adjusted Segment Income %	13.2%	13.0%	5.5%	7.1%

Third Quarter Highlights

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Engine sales unit volumes decreased by 7%, or approximately 199,000 engines, in the third quarter of fiscal 2018 compared to the same period last year. Sales into Europe were lower due to our customers taking a cautious approach to ordering due to a delayed start of spring weather and certain channel partners reducing orders to lower channel inventory levels in advance of new emissions requirements on the production of engines beginning in calendar 2019. Sales were also lower in North America due to certain channel partners taking a cautious approach to ordering inventory due to a delayed start of spring weather and a desire to further reduce channel inventory in advance of anticipated brand transitions next season. These sales decreases were partially offset by favorable sales mix which included proportionately higher sales of large engines driven by growth of Vanguard commercial engines and higher pricing.

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GAAP gross profit percentage compared to last year decreased 10 basis points and adjusted gross profit margins were higher by 10 basis points. Adjusted margins were higher due to favorable sales mix and plant efficiencies offsetting 9% lower production volumes, as anticipated, and freight rate increases. Material cost increases have been offset by higher pricing.

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GAAP ESG&A increased compared to last year by $0.4 million and adjusted ESG&A was lower by $0.2 million. Adjusted ESG&A was lower due to lower variable compensation costs, partially offset by the investment to upgrade the company’s ERP system.

Products Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2018	FY2017	FY2018	FY2017
Net Sales	$245,169	$233,510	$653,845	$575,007

Gross Profit as Reported	$32,773	$34,946	$105,570	$91,075
Business Optimization	971	—	2,493	—
Adjusted Gross Profit	$33,744	$34,946	$108,063	$91,075

Gross Profit % as Reported	13.4%	15.0%	16.1%	15.8%
Adjusted Gross Profit %	13.8%	15.0%	16.5%	15.8%

Segment Income as Reported	$2,392	$5,614	$14,356	$9,177
Business Optimization	1,309	—	5,259	—
Adjusted Segment Income	$3,701	$5,614	$19,615	$9,177

Segment Income % as Reported	1.0%	2.4%	2.2%	1.6%
Adjusted Segment Income %	1.5%	2.4%	3.0%	1.6%

Third Quarter Highlights

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Net sales increased by $11.7 million, or 5.0%, from the same period last year. The increase was primarily due to higher sales of commercial job site products and generators. Generator sales benefited from higher than usual power outages due to the east coast ice and snow storms. Sales of commercial mowers were lower in the third quarter due to timing of shipments driven by unseasonably cool spring weather.

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Gross profit percentage and adjusted gross profit percentage decreased by 160 basis points and 120 basis points, respectively, primarily due to unfavorable sales mix, higher freight costs and a 4% reduction in manufacturing throughput. As anticipated, production of pressure washers was lower in the quarter in order to right size inventory levels, which were elevated coming out of last season.

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GAAP ESG&A and adjusted ESG&A increased by $1.2 million and $0.9 million, respectively, compared to last year due to higher commissions expense on increased sales volume and higher costs associated with investments to upgrade the company’s ERP system and growing commercial offerings.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the company’s business trends and to understand the company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended March
(In Thousands, except per share data)

	Three Months Ended March
	FY2018 Reported	Adjustments (1)	FY2018 Adjusted	FY2017 Reported	Adjustments	FY2017 Adjusted
Gross Profit
Engines	$96,780	$903	$97,683	$98,814	$—	$98,814
Products	32,773	971	33,744	34,946	—	34,946
Inter-Segment Eliminations	720	—	720	1,011	—	1,011
Total	$130,273	$1,874	$132,147	$134,771	$—	$134,771
Engineering, Selling, General and Administrative Expenses
Engines	$48,853	$587	$48,266	$48,450	$—	$48,450
Products	31,032	338	30,694	29,829	—	29,829
Total	$79,885	$925	$78,960	$78,279	$—	$78,279

Equity in Earnings of Unconsolidated Affiliates
Engines	$62	$1,406	$1,468	$582	$—	$582
Products	651	—	651	497	—	497
Total	$713	$1,406	$2,119	$1,079	$—	$1,079

Segment Income
Engines	$47,989	$2,896	$50,885	$50,946	$—	$50,946
Products	2,392	1,309	3,701	5,614	—	5,614
Inter-Segment Eliminations	720	—	720	1,011	—	1,011
Total	$51,101	$4,205	$55,306	$57,571	$—	$57,571

Interest Expense	$(8,617)	$2,017	$(6,600)	$(5,521)		$(5,521)

Income before Income Taxes	43,563	6,222	49,785	52,894	—	52,894
Provision for Income Taxes	11,675	1,876	13,551	17,075	—	17,075
Net Income	$31,888	$4,346	$36,234	$35,819	$—	$35,819

Earnings Per Share
Basic	$0.74	$0.10	$0.84	$0.83	$—	$0.83
Diluted	0.74	0.10	0.84	0.83	—	0.83
(1) For the third quarter of fiscal 2018, business optimization expenses include $0.9 million ($0.6 million after tax) of non-cash charges related primarily to plant & equipment impairment and accelerated depreciation, and $3.3 million ($2.9 million after tax) of cash charges related primarily to employee termination benefits, lease terminations, professional services and plant rearrangement activities. Tax expense also includes a $0.7 million benefit to revalue deferred tax assets and liabilities under the Tax Cuts and Jobs Act of 2017. The company recognized in interest expense $2.0 million ($1.5 million after tax) for premiums paid to repurchase senior notes after receiving unsolicited offers from bondholders.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Nine Month Periods Ended March
(In Thousands, except per share data)

	Nine Months Ended March
	FY2018 Reported	Adjustments(1)	FY2018 Adjusted	FY2017 Reported	Adjustments	FY2017 Adjusted
Gross Profit
Engines	$183,428	$2,031	$185,459	$191,373	$—	$191,373
Products	105,570	2,493	108,063	91,075	—	91,075
Inter-Segment Eliminations	405	—	405	251	—	251
Total	$289,403	$4,524	$293,927	$282,699	$—	$282,699
Engineering, Selling, General and Administrative Expenses
Engines	$150,340	$2,582	$147,758	$138,610	$—	$138,610
Products	94,150	2,766	91,384	84,763	—	84,763
Total	$244,490	$5,348	$239,142	$223,373	$—	$223,373

Equity in Earnings of Unconsolidated Affiliates
Engines	$3,502	$2,630	$6,132	$4,453	$—	$4,453
Products	2,936	—	2,936	2,865	—	2,865
Total	$6,438	$2,630	$9,068	$7,318	$—	$7,318

Segment Income
Engines	$36,590	$7,243	$43,833	$57,216	$—	$57,216
Products	14,356	5,259	19,615	9,177	—	9,177
Inter-Segment Eliminations	405	—	405	251	—	251
Total	$51,351	$12,502	$63,853	$66,644	$—	$66,644

Interest Expense	$(19,167)	$2,017	$(17,150)	$(15,159)		$(15,159)

Income before Income Taxes	34,667	14,519	49,186	53,164	—	53,164
Provision for Income Taxes	34,163	(21,104)	13,059	16,242	—	16,242
Net Income	$504	$35,623	$36,127	$36,922	$—	$36,922

Earnings Per Share
Basic	$0.00	$0.84	$0.84	$0.86	$—	$0.86
Diluted	0.00	0.83	0.83	0.86	—	0.86
(1) For the first nine months of fiscal 2018, business optimization expenses include $3.8 million ($2.8 million after tax) of non-cash charges related primarily to plant & equipment impairment and accelerated depreciation, and $8.6 million ($7.1 million after tax) of cash charges related primarily to employee termination benefits, lease terminations, professional services and plant rearrangement activities. Tax expense also includes a $24.2 million charge associated with the Tax Cuts and Jobs Act of 2017 comprised of $17.7 million to revalue deferred tax assets and liabilities and $6.5 million to record the impact of the inclusion of foreign earnings. The company recognized in interest expense $2.0 million ($1.5 million after tax) for premiums paid to repurchase senior notes after receiving unsolicited offers from bondholders.